Vertex Energy, Inc 8-K

Exhibit 10.1

VERTEX ENERGY OPERATING LLC

Promissory Note

$7,000,000.00	July 1, 2021

1.         Terms. For value received, VERTEX ENERGY OPERATING LLC, a Texas limited liability company (referred to herein as the “Company”), hereby irrevocably promises to pay to the order of HPRM LLC or its assigns (hereinafter together with successors in title and assigns referred to as the “Lender”) the principal sum set forth above, together with interest on such principal amount from time to time outstanding hereunder at the applicable federal rate; provided, however, that such interest rate shall increase to 12% per annum, compounded annually, from and after a Default (as defined in Section 6 below). Interest shall be computed based on the actual number of days elapsed and shall be paid, together with the full amount of unpaid principal, on the Due Date (as defined in Section 3 below). Principal and interest shall be payable in lawful money of the United States of America at such place as the Lender may designate from time to time in writing to the Company. In no event shall this Note be construed to require payment of interest in an amount in excess of the maximum allowed by law and if such payment is made by the Company, then such excess sum shall be credited by the Lender as a payment of principal. This Note evidences a commercial loan made for business purposes.

2.         Due Date. The principal amount of this Note together with accrued interest (the sum of such principal and accrued interest being hereinafter referred to as the “Amount Due”) shall be due on or before the earlier of (the “Due Date”): (i) ninety (90) calendar days following the date hereof; and (ii) five (5) calendar days following the closing of the transaction between Vertex Energy Operating LLC, and/or any of its affiliates, and Safety-Kleen Systems, Inc. and/or any of its affiliates, as more particularly described in the Asset Purchase Agreement between them dated June 29, 2021. This Note may be prepaid in whole or in part at any time without premium or penalty and without the consent of the Lender.

3.         Funding Covenant. In the event this Note is not paid on or before the Due Date, the Company will use its best efforts to raise the funds necessary to pay the Amount Due as soon as possible, including by way of example and not limitation, the issuance of Company shares in a public or private transaction or the sale of assets.

4.         Default. The entire unpaid principal of this Note and the interest then accrued on this Note shall become and be immediately due and payable upon written demand of the Lender of this Note, without any other notice or demand of any kind or any presentment or protest, if any one of the following events shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

a.	If default shall be made in the payment of the Amount Due of this Note and if any such default shall remain unremedied for five (5) days; or

b.	If the Company (i) makes a composition or an assignment for the benefit of creditors or trust mortgage, (ii) applies for, consents to, acquiesces in, files a petition seeking or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver or liquidator, in bankruptcy or otherwise, of itself or of all or a substantial portion of its assets, or a reorganization, arrangement with creditors or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any existing bankruptcy or insolvency law or any law affecting the rights of creditors generally, or (iii) is generally not, or is unable to, or admits in writing its inability to pay its debts generally as they become due; or

c.	If an order for relief shall have been entered by a bankruptcy court or if a decree, order or judgment shall have been entered adjudging the Company insolvent, or appointing a receiver, liquidator, custodian or trustee, in bankruptcy or otherwise, for it or for all or a substantial portion of its assets, or approving the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such order for relief, decree, order or judgment shall remain undischarged or unstayed for a period of sixty (60) days; or if any substantial part of the property of the Company is sequestered or attached and shall not be returned to the possession of the Company or such subsidiary or released from such attachment within sixty (60) days.

5.         Certain Waivers. The Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and all other notices in connection with this Note.

6.         Fees and Disbursements. Upon written demand by the Lender hereof at any time, the Company shall pay all reasonable costs and expenses of the Lender relating to this Note (including without limitation reasonable attorneys’ fees and disbursements) incurred in connection with the enforcement of, or collection of any amounts due under, this Note.

7.         Amendment, Modification or Termination. This Note may only be modified, amended or terminated (other than by payment in full or conversion) by an agreement in writing signed by the Company and the Lender. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Lender.

8.         Sealed Instrument; Governing Law; Jury Trial. This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER RELATED DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.         Assignment. This Note shall be binding upon Lender and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of the Company and its successors and assigns, including subsequent holders hereof. Without limiting the foregoing, the Lender may assign or otherwise transfer this Note to any other person or entity whereupon such assignee or transferee shall become vested with all of the rights in respect hereof, whether granted to the Lender herein or otherwise. The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Payee.

IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned on the day and in the year first written above.

VERTEX ENERGY OPERATING LLC

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President/CEO